                                                               EXHIBIT 4.19





                          CERTIFICATE OF DESIGNATIONS
                                       OF
                   ----% PRIDES, CONVERTIBLE PREFERRED STOCK
                                       OF
                          KAISER ALUMINUM CORPORATION


                         Pursuant to Section 151 of the
                         General Corporation Law of the
                               State of Delaware


                 Kaiser Aluminum Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, hereby certifies that the following resolutions were duly adopted by the Board of Directors of the Corporation pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation, which authorizes the issuance of up to 20,000,000 shares of Preferred Stock, par value $.05 per share, at a meeting of the Board of Directors duly held on
- -----------------------, 1994:

                 RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Restated Certificate of Incorporation and by-laws, the issue of a series of Preferred Stock, par value $.05 per share, of this Corporation is hereby authorized and the designation, powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof shall be as follows:


                 Section i. Designation and Amount. The series of Preferred Stock shall be designated as "----% PRIDES, Convertible Preferred Stock" (the "PRIDES"). The PRIDES are Preferred Redeemable Increased Dividend Equity Securities. The authorized number of shares constituting such series shall be
- ----------. The shares of PRIDES shall rank on a parity with the Corporation's Series A Mandatory Conversion Premium Dividend Preferred Stock (the "Series A Stock") in respect of the payment of dividends and the distribution of assets upon Liquidation (as defined in paragraph (a) of Section 5).


                 Section ii.  Dividends.

                 (1)  In respect of the period beginning on and including
- --------- --, 1994 and ending on and including December 30, 1997 (the "Preferred Period"), the holders of outstanding shares of PRIDES will be entitled to receive, subject to the rights of holders of the Series A Stock and holders of other classes or series of stock which may from time to time be issued by the Corporation ranking on a parity with or senior to the PRIDES in respect of dividends, and when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative preferential cash dividends at the per share rate of $----- per quarter for each of the quarters ending on March 30, June 29, September 29 and December 30 of each year and no more, payable in arrears on each March 31, June 30, September 30 and December 31, respectively (each such date being hereinafter referred to as a "Preferred Dividend

Payment Date"); provided, however, that, with respect to any dividend period during which a redemption occurs, the Corporation may, at its option, declare accrued dividends on the shares of PRIDES to (but not including), and pay such accrued dividends on, the date fixed for redemption, in which case such dividends shall be payable to the holders of shares of PRIDES as of the record date for such dividend payment and shall not be included in the calculation of the related Call Price (as defined in clause (ii) of paragraph
(i) of Section 3). The first dividend shall be for the period from and including the first day of the Preferred Period to and including March 30, 1994 and will be paid on March 31, 1994. If any Preferred Dividend Payment Date shall not be a business day (as defined in clause (i) of paragraph (i) of Section 3), then the Preferred Dividend Payment Date shall be on the next succeeding day that is a business day. Each such dividend will be payable to holders of record as they appear on the books of the Corporation or any transfer agent for the shares of PRIDES on such record dates, not less than 10 nor more than 50 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Dividends on the shares of PRIDES in respect of the Preferred Period shall accrue on a daily basis commencing on and including the first day of the Preferred Period and accrued dividends for each quarterly dividend period or portion thereof shall accumulate, to the extent not paid, on the Preferred Dividend Payment Date first following the quarter or portion thereof for which they accrue. Except as otherwise provided in Section 3(a) or in the first proviso at the end of Section 3(j)(2), accumulated unpaid dividends shall not bear interest. Dividends on the shares of PRIDES shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends in arrears for any past quarterly dividend periods may be declared and paid at any time without reference to any regular Preferred Dividend Payment Date to holders of record on such date, not exceeding 50 days preceding the payment date thereof, as shall be fixed by the Board of Directors. Dividends (or cash amounts equal to accrued and unpaid dividends) payable on the shares of PRIDES for any period shorter than a quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends on the shares of PRIDES shall cease to accrue as of the close of business on the earlier of (i) the last day of the Preferred Period or, subject to the provisions of the penultimate sentence of Section 3(b), (ii) the day immediately prior to their earlier redemption.

                 (b) So long as any shares of PRIDES or a Deposit Deficit (as defined in paragraph (a) of Section 3) are outstanding, except as set forth in the next succeeding sentence (unless a Deposit Deficit is outstanding), no dividends shall be declared or paid or set apart for payment on, and no other distribution shall be ordered or made on (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, stock ranking junior to the shares of PRIDES in respect of dividends and the distribution of assets upon Liquidation), nor (except for redemptions or conversions of the shares of PRIDES pursuant to paragraph (a), (b) or (c) of
Section 3) shall any sum or sums be set aside for, in a sinking fund or otherwise, or applied to the purchase, redemption or other acquisition for value of, the shares of PRIDES, Series A Stock or any other class or series of stock which may from time to time be issued by the Corporation ranking on a parity with or junior to the shares of PRIDES in respect of dividends or the distribution of assets upon Liquidation (or, if any Deposit Deficit is outstanding, any class or series of stock of the Corporation), unless all cumulative dividends accumulated on the shares of PRIDES shall have been or shall contemporaneously be declared and paid in full or shall be declared and a sum sufficient for the payment in full thereof set apart for such payment on the shares of PRIDES (or, if any Deposit Deficit is outstanding, unless such Deposit Deficit and all accrued interest thereon shall have been paid in full). When dividends are not paid in full, as aforesaid, upon the shares of PRIDES and any other class or series of stock of the Corporation ranking on a parity with the shares of PRIDES in respect of dividends, all dividends declared upon shares of PRIDES and any other stock of the Corporation ranking on a parity with the shares of PRIDES in respect of dividends (including the Series A Stock) shall be declared pro rata so that the amount of dividends declared per share on the shares of PRIDES and such other stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of PRIDES and such other stock bear to each other. Holders of shares of PRIDES shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends as herein provided.


                 Section iii.  Redemptions or Conversions.

                 (1) Mandatory Conversion on Mandatory Conversion Date. Unless earlier called for redemption or converted in accordance with the provisions hereof, on December 31, 1997 or, if such date is not a business day, the next succeeding day that is a business day (the "Mandatory Conversion Date"), each outstanding share of PRIDES shall, without additional notice to holders thereof, convert automatically ("Mandatory Conversion") into:

                               (a) fully paid and non-assessable shares of common stock of the Corporation (the "Common Stock") at the Common Equivalent Rate (as defined herein) in effect on the Mandatory Conversion Date; plus

                               (b) the right to receive an amount in cash equal to all accrued and unpaid dividends on such share of PRIDES (other than previously declared dividends payable to a holder of record as of a prior date) to and including the last day of the Preferred Period, whether or not earned or declared, out of funds legally available therefor.

                 The "Common Equivalent Rate" shall initially be one share of Common Stock for each share of PRIDES and shall be subject to adjustment as set forth in paragraphs (d) and (e) of this Section 3.

                 If an amount equal to all accrued and unpaid dividends on the shares of PRIDES described in clause (ii) above (the "Required Dividend Amount") is not deposited with a bank or trust company in accordance with
Section 3(j)(2) on or prior to the Mandatory Conversion Date (the amount, if any, by which the Required Dividend Amount exceeds the amount so deposited in respect of the Required Dividend Amount being herein called the "Deposit Deficit"), the Corporation shall, out of funds legally available therefor, as promptly as practicable following the Mandatory Conversion Date, deposit cash with a bank or trust company in accordance with Section 3(j)(2) in an amount equal to the Deposit Deficit plus an amount equal to interest at the rate of 11% per annum on the Deposit Deficit from time to time outstanding from and including the Mandatory Conversion Date to but not including the date the Deposit Deficit is reduced to zero; provided, that so long as a Deposit Deficit is outstanding, no class or series of stock thereafter issued by the Corporation shall rank senior to the claims of the holders of the shares of PRIDES on the Mandatory Conversion Date with regard to the Required Dividend Amount and interest thereon as and to the extent provided in the first proviso at the end of Section 3(j)(2).

                 (2) Right to Call for Redemption. Shares of PRIDES are not redeemable by the Corporation before December 31, 1996 (the "Initial
Redemption Date").   At any time and from time to time on or after that date
until and including the last day of the Preferred Period, the Corporation shall have the right to call, in whole or in part, the outstanding shares of PRIDES for redemption (subject to the notice provisions set forth in paragraph (j) of this Section 3). On the redemption date, the Corporation shall deliver to the holders thereof in exchange for each such share called for redemption the greater of:

                                  (i)   a number of fully paid and
                 non-assessable shares of Common Stock determined by dividing the Call Price in effect on the redemption date by the Current Market Price (as defined in clause (v) of paragraph (d) of this Section 3) per share of Common Stock determined as of the second Trading Date (as defined in clause (v) of paragraph (i) of this Section 3) immediately preceding the Notice Date (as defined in clause (iv) of paragraph (i) of this Section 3); or

                                  (ii)     ------------------  of a share of
                 Common Stock (subject to adjustment in the same manner as the Optional Conversion Rate (as defined in paragraph (c) of this Section 3) is adjusted).

                 If all shares of Common Stock described in the preceding sentence are not deposited with a bank or trust company in accordance with
Section 3(j)(2) on or prior to the redemption date, such redemption shall not be effective. If fewer than all the outstanding shares of PRIDES are to be called for redemption, shares to be redeemed shall be selected by the Corporation from outstanding shares of PRIDES by lot or pro rata (as nearly as may be practicable without creating fractional shares) or by any other method determined by the Board of Directors of the Corporation in its sole discretion to be equitable.

                 (3) Optional Conversion. Shares of PRIDES are convertible, at the option of the holders thereof ("Optional Conversion"), at any time or from time to time, before the Mandatory Conversion Date, unless previously redeemed, into shares of Common Stock at a rate of --- ------- of a share of Common Stock for each share of PRIDES (the "Optional Conversion Rate"), subject to adjustment as set forth in paragraphs (d) and (e) of this
Section 3. The right of Optional Conversion of shares of PRIDES called for redemption shall terminate immediately before the close of business on the day prior to any redemption date with respect to such shares.

                 Optional Conversion of shares of PRIDES may be effected by delivering certificates evidencing such shares of PRIDES, together with written notice of conversion and, if required by the Corporation, a proper assignment of such certificates to the Corporation or in blank (and, if applicable as provided in the following paragraph, cash payment of an amount equal to the dividends attributable to the current quarterly dividend period payable on such shares), to the office of the transfer agent for the shares of PRIDES or to any other office or agency maintained by the Corporation for that purpose and otherwise in accordance with Optional Conversion procedures established by the Corporation. Each Optional Conversion shall be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements shall have been satisfied. The Optional Conversion shall be at the Optional Conversion Rate in effect at such time and on such date.

                 Holders of shares of PRIDES at the close of business on a record date for any payment of declared dividends shall be entitled to receive the dividend payable on such shares of PRIDES on the corresponding dividend payment date notwithstanding the Optional Conversion of such shares of PRIDES following such record date and on or prior to such dividend payment date. However, shares of PRIDES surrendered for Optional Conversion after the close of business on a record date for any payment of declared dividends and before the opening of business on the next succeeding dividend payment date must be accompanied by payment in cash of an amount equal to the dividends attributable to the current quarterly dividend period payable on such shares on such next succeeding dividend payment date (unless such shares of PRIDES are subject to redemption on a redemption date between such record date established for such dividend payment date and such dividend payment date). Except as provided above, upon any Optional Conversion of shares of PRIDES, the Corporation shall make no payment of or allowance for unpaid dividends, whether or not in arrears, on such shares of PRIDES as to which Optional Conversion has been effected or for previously declared dividends or distributions on the shares of Common Stock issued upon Optional Conversion.

                 (4) Common Equivalent Rate and Optional Conversion Rate Adjustments. The Common Equivalent Rate and the Optional Conversion Rate are each subject to adjustment from time to time as provided below in this paragraph (d). All adjustments to the Common Equivalent Rate and the Optional Conversion Rate shall be calculated to the nearest 1/100th of a share of Common Stock (with 5/1000 of a share being rounded to the next lower 1/100 of a share).

                          (a)     If the Corporation shall either:

                                  (i)      pay a dividend or make a
                          distribution with respect to Common Stock in shares of Common Stock,

                                  (ii)     subdivide or split its outstanding
                          shares of Common Stock into a greater number of shares,

                                  (iii)    combine its outstanding shares of
                          Common Stock into a smaller number of shares, or

                                  (iv)     issue by reclassification of
                          its shares of Common Stock any shares of common stock of the Corporation then, in any such event, the Common Equivalent Rate and the Optional Conversion Rate in effect immediately prior thereto shall each be adjusted so that the holder of a share of PRIDES shall be entitled to receive, on the conversion of such share of PRIDES, the number of shares of Common Stock of the Corporation which such holder would have owned or been entitled to receive after the happening of any of the events described above had such share of PRIDES been converted at the Common Equivalent Rate (in the case of a Mandatory Conversion) or the Optional Conversion Rate (in the case of an Optional Conversion), as applicable, in effect immediately prior to the happening of such event or the record date therefor, whichever is earlier. Such adjustment shall become effective immediately after the close of business on the record date for determination of stockholders entitled to receive such dividend or distribution in the case of a dividend or distribution and shall become effective immediately after the effective time in case of a subdivision, split, combination or reclassification. Any shares of Common Stock issuable in payment of a dividend or distribution shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend or distribution for purposes of calculating the number of outstanding shares of Common Stock under clauses (ii) and (iii) below.

                               (b) If the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them (for a period not exceeding 45 days from the date of such issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price per share of the Common Stock on the day five business days prior to the record date for the determination of stockholders entitled to receive such rights or warrants, then in each case the Common Equivalent Rate and the Optional Conversion Rate shall each be adjusted by multiplying (I) the Common Equivalent Rate or the Optional Conversion Rate, as applicable, in effect immediately prior thereto by (II) a fraction, of which the numerator shall be (A) the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus (B) the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be (A) the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus (B) the number of additional shares of Common Stock which the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase at the Current Market Price per share of the Common Stock on the day five business days prior to the record date for determining stockholders entitled to receive such rights or warrants (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Current Market Price). Shares of Common Stock owned by or held for the account of the Corporation or another company of which a majority of the shares entitled to vote in the election of directors are held, directly or indirectly, by the Corporation shall not be deemed to be outstanding for purposes of such computation. Such adjustment shall be made successively whenever any such rights or warrants are issued and shall become effective immediately after the close of business on the record date for the determination of stockholders entitled to receive such rights or warrants. To the extent that any rights or warrants referred to in this clause (ii) expire unexercised, the Common Equivalent Rate and the Optional Conversion Rate shall each be readjusted to the Common Equivalent Rate and the Optional Conversion Rate, respectively, which would then be in effect had the adjustment made upon the issuance of such rights or warrants been made upon the basis of the issuance of only the number of rights or warrants actually exercised.

                               (c) If the Corporation shall pay a dividend or make a distribution to all holders of its Common Stock of evidences of its indebtedness or other assets (including shares of capital stock of the Corporation but excluding any cash dividends or distributions (other than Extraordinary Cash Distributions (as defined in this clause (iii)) and excluding any distributions and dividends referred to in clause (i) above), or shall distribute to all holders of its Common Stock rights or warrants to subscribe for or purchase securities of the Corporation or any of its subsidiaries (other than those referred to in clause (ii) above), the Common Equivalent Rate and the Optional Conversion Rate shall each be adjusted by multiplying (I) the Common Equivalent Rate or the Optional Conversion Rate, as applicable, in effect immediately prior to the date of such dividend or distribution by (II) a fraction, of which the numerator shall be the Current Market Price per share of Common Stock on the day five business days prior to the record date for the determination of stockholders entitled to receive such dividend or distribution, and of which the denominator shall be such Current Market Price per share of Common Stock less either (A) the fair market value (as determined by the Board of Directors of the Corporation, whose determination shall, if made in good faith, be conclusive) as of the day five business days prior to such record date of the portion of the assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, applicable to one share of Common Stock, or (B) if applicable, the amount of the Extraordinary Cash Distributions. Such adjustment shall become effective immediately after the close of business on the record date for the determination of stockholders entitled to receive such dividend or distribution. The term "Extraordinary Cash Distribution" means, with respect to any cash dividend or distribution paid on any date, the amount, if any, by which (I) all cash dividends and cash distributions on the Common Stock paid during the consecutive 12- month period ending on and including such date (other than cash dividends and cash distributions for which an adjustment to the Common Equivalent Rate and the Optional Conversion Rate was previously made) exceeds, on a per share of Common Stock basis, (II) 10% of the average of the daily Closing Prices (as defined in clause (iii) of paragraph (i) of this Section 3) of the Common Stock over such consecutive 12-month period.

                               (d)    Anything in this Section 3 to the
                 contrary notwithstanding, the Corporation shall be entitled to make such upward adjustments in the Common Equivalent Rate, the Optional Conversion Rate or the Call Price, in addition to those required by this Section 3, as the Corporation in its sole discretion shall determine to be advisable, in order that any stock dividends, subdivision or split of shares, distribution of rights to purchase stock or securities, or a distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Corporation to its stockholders shall not be taxable. If the Corporation determines that such an adjustment to the Common Equivalent Rate, the Optional Conversion Rate or the Call Price should be made, an adjustment shall be made effective as of such date as is determined by the Board of Directors of the Corporation. The determination of the Board of Directors of the Corporation as to whether an adjustment to the Common Equivalent Rate, the Optional Conversion Rate or the Call Price should be made pursuant to the foregoing provisions of this clause (iv), and if so, as to what adjustment should be made and when, shall be conclusive, final and binding on the Corporation and all stockholders of the Corporation.

                               (e) As used in this Section 3, the Current Market Price per share of Common Stock on any date of determination shall be the lesser of (A) the average of the daily Closing Prices for the fifteen consecutive Trading Dates ending on and including the date of determination of the Current Market Price, or (B) the Closing Price for the date of determination of the Current Market Price; provided, however, that, for the purposes of calculating the Current Market Price in connection with any redemption of the PRIDES, if any adjustment of the Common Equivalent Rate pursuant to paragraph
                 (d) or paragraph (e) of this Section 3 is effective as of any date during the period beginning on the first day of such fifteen-day period and ending on the date on which shares of PRIDES are to be redeemed, then the Current Market Price as determined pursuant to the foregoing will be adjusted to the extent appropriate to reflect such adjustment. If the Current Market Price is adjusted pursuant to the immediately preceding proviso as a result of the effectiveness of an adjustment of the Common Equivalent Rate but the event requiring an adjustment of the Common Equivalent Rate does not occur prior to the redemption of the PRIDES, then the Corporation may in its sole discretion elect to defer the following until the occurrence of such event:

                                  (i)      issuing to the holder of any shares
                          of PRIDES surrendered for redemption the additional shares of Common Stock issuable upon such redemption over and above the shares of Common Stock issuable upon such redemption on the basis of the Current Market Price prior to adjustment; and

                                  (ii)             paying to such holder any
                          amount in cash in lieu of a fractional share of Common Stock pursuant to paragraph (g) of this
                          Section 3.

                          (f) Before taking any action that would cause an adjustment to the Common Equivalent Rate or the Optional Conversion Rate that would cause the Corporation to issue shares of Common Stock for consideration below the then par value (if any) of the Common Stock upon conversion or redemption of the PRIDES, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of such Common Stock at such adjusted Common Equivalent Rate or Optional Conversion Rate.

                          (g) No adjustment in the Common Equivalent Rate or the Optional Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; provided, however, that any adjustments which by reason of this clause (vii) are not required to be (and are not) made shall be carried forward and taken into account in any subsequent adjustment.

                          (h) In any case in which paragraph (d) of this Section 3 shall require that an adjustment in the Common Equivalent Rate or the Optional Conversion Rate as a result of any event become effective after the close of business on a record date, and the date of a conversion pursuant to paragraph (a) or (c) of this Section 3 occurs after such record date but before the occurrence of such event, the Corporation may in its sole discretion elect to defer the following until the occurrence of such event:

                                  (i)      issuing to the holder of any shares
                          of PRIDES surrendered for conversion the additional shares of Common Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion on the basis of the Common Equivalent Rate or the Optional Conversion Rate, as applicable, prior to adjustment; and

                                  (ii)             paying to such holder any
                          amount in cash in lieu of a fractional share of Common Stock pursuant to paragraph (g) of this
                          Section 3.

                          (i) Before redeeming any shares of PRIDES, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock upon such redemption.

                 (5) Adjustment for Certain Mergers and Other Transactions. In case of any consolidation or merger to which the Corporation is a party (other than a consolidation or merger in which the Corporation is the surviving or continuing corporation and in which the shares of Common Stock outstanding immediately before the merger or consolidation remain unchanged and other than a KACC Merger (as defined in clause (iii) of paragraph (c) of Section 4)), or in the case of any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or in the case of a statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), each share of PRIDES shall, after consummation of such transaction, be subject to (i) conversion at the option of the holder into the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of PRIDES might have been converted immediately before consummation of such transaction, (ii) conversion on the Mandatory Conversion Date into the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of PRIDES would have been converted if the conversion on the Mandatory Conversion Date had occurred immediately before the date of consummation of such transaction, plus the right to receive cash in an amount equal to all accrued and unpaid dividends on such share of PRIDES (other than previously declared dividends payable to a holder of record as of a prior date), and (iii) redemption on any redemption date on or after the Initial Redemption Date in exchange for the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock that would have been issuable at the Call Price in effect on such redemption date upon a redemption of such share of PRIDES immediately before consummation of such transaction, assuming that, if the Notice Date for such redemption is not before such transaction, the Notice Date had been the date of such transaction; and assuming in each case that such holder of shares of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash, or other property receivable upon consummation of such transaction (provided that, if the kind or amount of securities, cash, or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash, or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The kind and amount of securities into or for which the shares of PRIDES shall be convertible or redeemable after consummation of such transaction shall be subject to adjustment as described in Section 3(d) following the date of consummation of such transaction. The Corporation may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

                 (6) Notice of Adjustments, Etc. Whenever the Common Equivalent Rate and the Optional Conversion Rate are adjusted as herein provided, the Corporation shall:

                               (a)    forthwith compute the adjusted Common
                 Equivalent Rate and the adjusted Optional Conversion Rate in accordance with this Section 3 and prepare a certificate signed by the Chief Executive Officer, the Chairman, the President, any Vice President or the Treasurer of the Corporation setting forth the adjusted Common Equivalent Rate and the adjusted Optional Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based and file such certificate forthwith with the transfer agent or agents for the PRIDES and the Common Stock;

                               (b) make a prompt public announcement stating that the Common Equivalent Rate and the Optional Conversion Rate have been adjusted and setting forth the adjusted Common Equivalent Rate and the adjusted Optional Conversion Rate; and

                               (c)    mail a notice stating that the Common
                 Equivalent Rate and the Optional Conversion Rate have been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Common Equivalent Rate and the adjusted Optional Conversion Rate to the holders of record of the outstanding shares of PRIDES at or prior to the time the Corporation mails an interim statement to its stockholders covering the quarter-yearly period during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such quarter-yearly period.

In case, at any time while any of the shares of PRIDES are outstanding,

                          (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock, excluding any cash dividends other than Extraordinary Cash Distributions; or

                          (ii) the Corporation shall authorize the issuance to all holders of its Common Stock of rights or warrants to subscribe for or purchase shares of its Common Stock or of any other subscription rights or warrants; or

                          (iii)   the Corporation shall authorize any
                 reclassification of its Common Stock (other than a subdivision or combination thereof) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required (except for a merger of the Corporation into one of its subsidiaries solely for the purpose of changing the corporate domicile of the Corporation to another state of the United States and in connection with which there is no substantive change in the rights or privileges of any securities of the Corporation other than changes resulting from differences in the corporate statutes of the state the Corporation was then domiciled in and the new state of domicile), or the sale or transfer of all or substantially all of the assets of the Corporation;

then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of PRIDES, and shall cause to be mailed to the holders of record of the outstanding shares of PRIDES, at least 10 days (or such shorter period, if any, as may be practicable in the case of an action described in clause (iii)) before the date hereinafter specified in clause (A) or (B) below (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice stating
(A) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (B) the date on which any such reclassification, consolidation, merger, sale or transfer is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale or transfer. The failure to give or receive the notice required by the preceding sentence or any defect therein shall not affect the legality or validity of any such dividend, distribution, right or warrant or other action.

                 (7) No Fractional Shares. No fractional shares of Common Stock shall be issued upon redemption or conversion of any shares of the PRIDES. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of the PRIDES of any holder that are redeemed or converted on any redemption date or upon Mandatory Conversion or Optional Conversion, such holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the (i) Current Market Price of the Common Stock (determined as of the second Trading Date immediately preceding the Notice Date) in the case of redemption, or (ii) Closing Price of the Common Stock determined (A) as of the fifth Trading Date immediately preceding the Mandatory Conversion Date, in the case of Mandatory Conversion, or (B) as of the second Trading Date immediately preceding the effective date of conversion, in the case of an Optional Conversion by a holder. If more than one share of PRIDES shall be surrendered for conversion or redemption at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the PRIDES so surrendered or redeemed.

                 (8) Cancellation. All shares of PRIDES which shall have been issued and reacquired in any manner by the Corporation (excluding, until the Corporation elects to retire them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired and shares converted into shares of Common Stock or exchanged for shares of any other class of stock) shall be retired and cancelled and the Board of Directors shall cause to be taken all action necessary to restore such shares to the status of authorized but unissued shares of Preferred Stock without designation as to series or class, and such shares may thereafter be issued, but not as shares of PRIDES.

                 (9)      Definitions.  As used herein,

                               (a) the term "business day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close or a day which is or is declared a national or New York holiday;

                               (b) The "Call Price" of each share of PRIDES shall be the sum of (x) $--------------- on and after the Initial Redemption Date, to and including March 30, 1997; $-------------- on and after March 31, 1997, to and including June 29, 1997; $-------------------- on and after June 30,
                 1997, to and including September 29, 1997; $ on and after September 30, 1997, to and including November 29, 1997; and $---------------- on and after November 30, 1997, to and including December 30, 1997; and (y) all accrued and unpaid dividends thereon to but not including the date fixed for redemption (other than previously declared dividends payable to a holder of record as of a prior date);

                               (c) the term "Closing Price" on any day shall mean the closing sales price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked quotations regular way, in each case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, the average of the high bid and low asked quotations of the Common Stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or, if no such quotations are available, the fair market value of the Common Stock as determined by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for that purpose;

                               (d) the term "Notice Date" with respect to any notice given by the Corporation in connection with a redemption of shares of PRIDES shall be the date on which first occurs either the public announcement of such redemption or the commencement of the mailing of such notice to the holders of the shares of PRIDES in accordance with paragraph
                 (j) of this Section 3;

                               (e) the term "Trading Date" shall mean a date on which the New York Stock Exchange (or any successor to such Exchange) is open for the transaction of business.

                 (10)     Procedures Regarding Redemption or Mandatory
                          Conversion.

                          (1)     The Corporation will provide notice of any
redemption of shares of PRIDES to holders of record of the PRIDES to be redeemed not less than 15 nor more than 60 days prior to the date fixed for such redemption. Such notice shall be provided by mailing notice of such redemption first class postage prepaid, to each holder of record of the shares of PRIDES to be redeemed at such holder's address as it appears on the stock register of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of PRIDES to be redeemed except as to the holder to which the Corporation has failed to give said notice of redemption or except as to the holder whose notice of redemption was defective. A public announcement of any call for redemption shall be made by the Corporation before, or at the time of, the mailing of such notice of redemption. Each such mailed notice shall state, as appropriate, the following:

                               (a)    the redemption date;

                               (b)    the number of shares of PRIDES to be
                 redeemed and, if less than all the shares held by any holder are to be redeemed, the number of such shares to be redeemed;

                               (c) the Call Price, the number of shares of Common Stock per share of PRIDES deliverable upon redemption and the Current Market Price used to calculate such number of shares of Common Stock;

         (d)    the place or places where certificates for such shares are to be surrendered for redemption;

                               (e) that the Corporation is depositing with a bank or trust company, on or before the redemption date, the shares of Common Stock payable by the Corporation pursuant to this Section 3 and the proposed date of such deposit; and

                               (f) that dividends on shares of PRIDES to be redeemed will cease to accrue on the day immediately prior to the redemption date unless the Corporation shall default in delivering the shares of Common Stock payable by the Corporation pursuant to Section 3(b) at the time and place specified in such notice.

                          (2)     The Corporation's obligation to deliver
shares of Common Stock and cash, if any, in accordance with paragraphs (a) and
(b) of this Section 3 shall be deemed fulfilled if, on or before a redemption date or the Mandatory Conversion Date, the Corporation shall deposit, with a bank or trust company having an office or agency and doing business in the Borough of Manhattan in New York City and having a capital and surplus of at least $50,000,000, such shares of Common Stock and cash, if any, as are required to be delivered by the Corporation pursuant to this Section 3 upon the occurrence of the related redemption or Mandatory Conversion, in trust for the account of the holders of the shares to be redeemed or converted (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such shares and funds be delivered upon redemption or conversion of the shares of PRIDES so called for redemption or subject to conversion. Any shares of Common Stock and cash, if any, so deposited and unclaimed by the holders of shares of PRIDES at the end of two years after such redemption or conversion date (together with any interest thereon not theretofore paid to the Corporation which shall be allowed by the bank or trust company with which such deposit was made) shall be paid by such bank or trust company to the Corporation (or its successor), after which the holder or holders of such shares of PRIDES so redeemed or converted shall look only to the Corporation (or its successor) for delivery of such shares of Common Stock and cash, if any. Each holder of shares of PRIDES to be redeemed or converted shall surrender the certificates evidencing such shares to the Corporation at the place designated in the notice of such redemption (or, in the case of a conversion pursuant to paragraph (a) of this Section 3, the principal executive offices of the Corporation or at such other place as may be designated by the Corporation (or its successor) in a written notice mailed to the holders of record of the PRIDES) and shall thereupon be entitled to receive certificates evidencing shares of Common Stock and cash, if any, payable pursuant to paragraph (a) or (b), as the case may be, of this Section 3, following such surrender and following the date of such redemption or conversion. In case fewer than all the shares represented by any such surrendered certificates are called for redemption, a new certificate shall be issued at the expense of the Corporation representing the unredeemed shares. If (A) shares of PRIDES are called for redemption and, on the date fixed for redemption, shares of Common Stock necessary for the redemption shall have been deposited with a bank or trust company as provided above or (B) shares of PRIDES have been converted pursuant to paragraph (a) of this Section 3, then, notwithstanding that the certificates evidencing any shares of PRIDES so called for redemption or converted shall not have been surrendered, the shares represented thereby so called for redemption or converted shall be deemed no longer outstanding and all rights with respect to the shares so called for redemption or converted shall forthwith cease and terminate, except for the right of the holders to receive the shares of Common Stock and cash, if any, payable pursuant to this
Section 3, without interest upon surrender of their certificates therefor, provided, that if any cash payable upon the surrender of certificates evidencing shares of PRIDES that have been converted pursuant to paragraph (a) of this Section 3 is not paid when due, the obligation to pay such cash shall bear interest at the rate of 11% per annum; and provided further that holders of shares of PRIDES at the close of business on a record date for any payment of dividends on shares of PRIDES shall be entitled to receive the dividends payable on such shares on the corresponding dividend payment date notwithstanding the redemption or conversion of such shares following such record date and on or before such corresponding dividend payment date. Holders of shares of PRIDES that are redeemed or converted in a Mandatory Conversion shall not be entitled to receive dividends declared and paid on shares of Common Stock issuable on such redemption or Mandatory Conversion, and such shares of Common Stock shall not be entitled to vote, until such shares of Common Stock are issued upon the surrender of the certificates representing such shares of PRIDES and upon such surrender such holders shall be entitled to receive such dividends declared and paid on such shares of Common Stock subsequent to the redemption date or Mandatory Conversion Date, as applicable.

                 (11) Reservation of Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of authorized but unissued shares of Common Stock, the maximum number of shares of Common Stock into which all shares of PRIDES from time to time outstanding are convertible pursuant to paragraph (a) or (c) of this Section 3, but shares of Common Stock held in treasury of the Corporation may, in its discretion, be delivered upon any conversion of shares of PRIDES.

                 (12)     Timing.     The holders of shares of PRIDES at the
close of business on a record date for the payment of dividends shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption or conversion thereof subsequent to such record date and on or before such corresponding dividend payment date.

                 (13) Partial Redemption. In no event shall the Corporation redeem less than all the outstanding shares of PRIDES pursuant to paragraph (b) of this Section 3 unless full cumulative dividends shall have been paid or declared and set apart for payment upon all outstanding shares of PRIDES for all past dividend periods.

                 (14) Taxes. The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the redemption or conversion of shares of PRIDES pursuant to this Section 3; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of the shares of PRIDES redeemed or converted or to be redeemed or converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                 (15) Listing. The Corporation shall endeavor to list the shares of Common Stock required to be delivered upon redemption or conversion of the shares of PRIDES, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

                 (16) Multiple Shares Surrendered. If more than one share shall be surrendered for redemption or conversion at one time by the same holder, the number of full shares of Common Stock issuable upon such redemption or conversion thereof shall be computed on the basis of the aggregate number of shares of PRIDES so surrendered.

                 (17) Compliance with Laws. Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon redemption or conversion of the PRIDES, the Corporation shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to delivery thereof by, any governmental authority.

                 (18) Survival of Certain Provisions. So long as a Deposit Deficit is outstanding, the provisions of this Certificate of Designations contained in Sections 2(b), 3(a) and 3(j)(2) regarding a Deposit Deficit shall continue in full force and effect and shall not thereafter be amended, notwithstanding that no shares of PRIDES remain outstanding.


                 Section iv.  Voting Rights.

                 (1) Except as otherwise provided by paragraph (b) or (c) of this Section 4 or as required by law, the holders of shares of PRIDES shall have 4/5 of a vote in respect of each share of PRIDES held as to all matters voted upon by the stockholders of the Corporation and shall vote together with the holders of the Common Stock and together with the holders of any other classes or series of stock who are entitled to vote in such manner and not as a separate class.

                 (b) In the event that dividends on the shares of PRIDES or any other series of Preferred Stock shall be in arrears and unpaid for six quarterly dividend periods, or if any series of Preferred Stock (other than the PRIDES) shall be entitled for any other reason to exercise voting rights, separate from the Common Stock, to elect any directors of the Corporation ("Preferred Stock Directors"), the holders of the shares of PRIDES (voting separately as a class with holders of all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable), with each share of PRIDES entitled to one vote on this and other matters in which Preferred Stock votes as a group, shall be entitled to vote for the election of two directors of the Corporation, such directors to be in addition to the number of directors constituting the Board of Directors immediately before the accrual of such right. Such right, when vested, shall continue until all cumulative dividends accumulated and payable on the shares of PRIDES and such other series of Preferred Stock shall have been paid in full and the right of any other series of Preferred Stock to exercise voting rights, separate from the Common Stock, to elect Preferred Stock Directors shall terminate or have terminated, and, when so paid and any such termination occurs or has occurred, such right of the holders of the shares of PRIDES shall cease. The term of office of any director elected by the holders of the shares of PRIDES and such other series shall terminate on the earlier of (i) the next annual meeting of stockholders at which a successor shall have been elected and qualified or (ii) the termination of the right of holders of the shares of PRIDES and such other series to vote for such directors.

                 (c) So long as any shares of PRIDES remain outstanding, the consent of the holders of at least two-thirds of all such shares voting on such matter (voting separately as a class) given in person or by proxy, at any special or annual meeting called for such purpose, or by written consent as permitted by law and the Certificate of Incorporation and By-laws, shall be necessary to permit, effect or validate any one or more of the following:

                 (i) The amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Certificate of Incorporation or of the resolutions contained in this Certificate of Designations which would materially and adversely affect any right, preference, privilege or voting power of the PRIDES or of the holders thereof, provided, however, that any such amendment, alteration or repeal that would authorize, create or issue any additional shares of stock (whether or not already authorized) ranking senior to, on a parity with or junior to the PRIDES as to dividends or as to the distribution of assets upon Liquidation, shall be deemed not to materially and adversely affect such rights, preferences, privileges or voting power.

                 (ii) Notwithstanding anything in clause (i) above to the contrary, the issuance of shares of any class or series of stock, or any security convertible at the option of the holder thereof into shares of any class or series of stock, ranking senior to the PRIDES as to dividends or as to the distribution of assets upon Liquidation.

                 (iii) The consummation of a merger or consolidation of the Corporation with Kaiser Aluminum & Chemical Corporation ("KACC"), a Delaware corporation (a "KACC Merger"), if (A) each outstanding share of PRIDES, upon the effectiveness of the KACC Merger, neither remains outstanding nor is converted into one share of preferred stock of the surviving corporation ("KACC Preferred Stock"), identical as near as practicable to a share of PRIDES (including in respect of accrued dividends and the listing on a national securities exchange of such KACC Preferred Stock), convertible into and redeemable for shares of common stock of the surviving corporation, (B) such shares of KACC Preferred Stock (if issued in the KACC Merger) are not to be deposited with a bank or trust company substantially in accordance with Section 3(j)(2) upon or prior to the effectiveness of the KACC Merger or (C) the covenants in the debt instruments of the surviving corporation of the KACC Merger, at the time of the KACC Merger, prohibit the payment of any of the dividends on the PRIDES or the KACC Preferred Stock, as the case may be, in accordance with the terms thereof through and including the day immediately prior to the Mandatory Conversion Date. In the event of a KACC Merger for which the consent of the holders of the PRIDES voting as a class is not obtained, (x) the Corporation shall deliver to the transfer agent or agents for the PRIDES and the Common Stock a certificate signed on behalf of the Corporation by the Chief Financial Officer of the Corporation to the effect that such consent is not required and
         (y) so long as any shares of PRIDES or KACC Preferred Stock, as the case may be, remain outstanding, the surviving corporation of the KACC Merger shall not thereafter amend its debt instruments so as to prohibit the payment of any of the dividends on the PRIDES or KACC Preferred Stock, as the case may be, in accordance with the terms thereof through and including the day immediately prior to the Mandatory Conversion Date, without the consent of the holders of at least two-thirds of the shares of the PRIDES or the KACC Preferred Stock, as the case may be, voting thereon (voting separately as a class).

                 (iv) The amendment of any of the provisions of the Intercompany Note (as such term is defined in the Prospectus, dated ----------, 1994, relating to the PRIDES) in a manner that materially adversely affects the Corporation as the holder of such Intercompany Note or the holders of the PRIDES.

                 (v) The consummation of a merger or consolidation of the Corporation with any other corporation, unless each holder of shares of PRIDES immediately preceding such merger or consolidation shall receive or continue to hold in the surviving corporation the same number of shares, with substantially the same rights and preferences (except as contemplated by Section 3(e)), as correspond to the shares of PRIDES so held.

                 The foregoing voting provisions set forth in this paragraph
(c) shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, (1) all outstanding shares of PRIDES shall have been redeemed or converted pursuant to paragraph (a), (b) or (c) of Section 3 or (2) (x) all outstanding shares of PRIDES are scheduled to be redeemed or converted pursuant to paragraph (a) or
(b) of Section 3 within two months, (y) sufficient shares of the Common Stock and cash, if any, necessary for such redemption or conversion shall have been deposited with a bank or trust company in accordance with Section 3(j)(2) and
(z) a KACC Merger is not consummated prior to such redemption or conversion.

                 Section v.  Liquidation Rights.

                 (1) Subject to the rights of holders of Series A Stock and holders of any class or series of stock which the Corporation may in the future issue which ranks senior to, or on a parity with, the PRIDES in respect of a distribution of assets upon the liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary (such event, a "Liquidation"), the holders of shares of PRIDES shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, whether from capital, surplus or earnings, before any distribution or payment is made to holders of Common Stock of the Corporation or on any other class or series of stock of the Corporation ranking junior as to assets distributable upon Liquidation to the shares of PRIDES, liquidating distributions in the amount of $----- per share, plus an amount equal to all dividends accrued and unpaid thereon, whether or not earned or declared (including dividends accumulated and unpaid), to the date of Liquidation; but such holders shall not be entitled to any further payment. If, upon any Liquidation, the assets of the Corporation or proceeds thereof distributable among the holders of the shares of PRIDES shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other class or series of stock ranking on a parity with the PRIDES in respect of a distribution of assets upon Liquidation, then such assets or proceeds thereof shall be distributed among the holders of shares of PRIDES and any such other stock ratably in accordance with the respective amounts which would be payable on such shares of PRIDES and any such other stock if all amounts payable thereon were paid in full. For the purposes hereof, neither the consolidation or merger of the

Corporation with one or more corporations nor the sale, lease or transfer by the Corporation of all or any part of its assets shall be deemed a Liquidation.

                 (2) Subject to the rights of holders of shares of any class or series of stock ranking on a parity with or senior to the PRIDES in respect of the distribution of assets upon Liquidation, and after payment shall have been made in full to the holders of PRIDES, as provided in this Section 5, but not prior thereto, any other class or series of stock ranking junior to the PRIDES in respect of the distribution of assets upon Liquidation shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the PRIDES shall not be entitled to share therein.

                 (3) Written notice of any Liquidation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 15 days (to the extent practicable) prior to any payment date stated therein, to the holders of record of the PRIDES at their respective addresses as the same shall appear on the books of the Corporation or any transfer agent for the PRIDES.

                 Section vi. Record Holders. The Corporation and the transfer agent for the PRIDES may deem and treat the record holder of any share of PRIDES as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.


                 IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed in its name and on its behalf on this
- ---- day of --------------, 1994 by an officer of the Corporation who acknowledges that this Certificate of Designations is the act of the Corporation and that to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts contained in this Certificate of Designations with respect to authorization and approval thereof are true in all material respects.



                                                 KAISER ALUMINUM CORPORATION



                                                 -----------------------------
                                                 Name:
                                                 Title:


ATTEST:


- -----------------------------------------
Name:
Title: